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                                                                     EXHIBIT 2.2

                                 LOAN AGREEMENT

         This Loan Agreement, dated as of July 9, 1996 (this "Agreement"), is by and between Voice Processing Corporation, a Delaware corporation ("Borrower"), and Voice Control Systems, Inc. ("Lender").

         The parties hereto agree as follows:

         1. Certain Definitions. As used herein, the following terms shall have the following meanings:

         (a) "Base Rate" shall mean, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be equal to the rate of interest announced publicly by leading money center banks as its "base" or "prime" rate as published in the Southwestern edition of The Wall Street Journal.

         (b) "Closing Date" shall mean the date on which the Initial Loan is made pursuant to Section 2.1.

         (c) "Highest Lawful Rate" shall mean, at the particular time of determination, the maximum rate of interest which, under applicable law, Lender is then permitted to charge with respect to the Loans.

         (d)     "Initial Loan" shall mean the Loan made on the Closing Date.

         (e) "Lien" shall mean any claim, lien, mortgage, deed of trust, security interest, pledge, charge, encumbrance or other right of a creditor to have its claim satisfied out of any property or assets, or the proceeds therefrom, prior to the general creditors of the owner thereof.

         (f) "Loan" shall mean each extension of credit by Lender to Borrower pursuant to Section 2.1 hereof, and "Loans" shall refer collectively to each Loan.

         (g) "Loan Papers" shall mean this Agreement (including the provisions of the Merger Agreement incorporated herein), the Note and the Security Agreement.

         (h) "Maturity Date" shall mean (i) January 9, 1997, if the Merger Agreement is not executed on or before July 31, 1996; (ii) the date of termination of the Merger Agreement, if the Merger Agreement is terminated as the result of a willful breach by Borrower; (iii) six months after the date of termination of the Merger Agreement, if the Merger Agreement is terminated as the result of Borrower's failure to satisfy any of the conditions set forth in Sections 7.1, 7.2, 7.3, 7.5 or 7.10 of the Merger Agreement but not otherwise constituting a willful breach of the Merger Agreement by Borrower; (iv) two years after the date of termination of the Merger Agreement, if the Merger Agreement is terminated as the result of the failure of Section 7.6 of the Merger Agreement to have been satisfied or if the Merger Agreement is terminated as the result of a breach of the Merger Agreement by Lender; and (v) one year after the
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date of termination of the Merger Agreement, if the Merger Agreement is
terminated as the result of the failure of any other condition precedent to the parties obligations thereunder to be satisfied.

         (i)     "Maximum Commitment" shall mean $750,000.

         (j) "Merger Agreement" shall mean the Agreement and Plan of Merger, by and between Borrower and Lender, substantially in the form of Exhibit D hereto.

         (k) "Security Agreement" shall mean that certain Security Agreement, dated the date hereof and in the form of Exhibit C hereto, pursuant to which substantially all assets of Borrower are being pledged to Lender to secure payment of the Note.

         (l) "Termination Date" shall mean the earlier of (i) the Maturity Date or (ii) the date on which both (A) all amounts payable hereunder to Lender shall have been paid in full and (B) Borrower has advised Lender in writing that it has released Lender from its commitment to make Loans.

         2.      Revolving Credit Loans.

         2.1. Revolving Credit Commitment. Subject to and upon the terms, conditions, covenants and agreements contained in this Agreement, Lender agrees to make Loans to Borrower, from time to time during the period from the date hereof until the Termination Date in an aggregate amount not to exceed at any time outstanding the Maximum Commitment; provided, however, that if the parties fail to execute and deliver the Merger Agreement on or before July 31, 1996, the obligation of Lender to make further loans shall be terminated on the earlier of (i) the termination of negotiations related to the Merger Agreement and (ii) July 31, 1996. The Loans will be evidenced by the promissory note (the "Note") in the form attached hereto as Exhibit A, or any renewal thereof.

         2.2. Making the Loans. Each Loan (other than the Initial Loan) shall be made upon receipt of a notice given by Borrower to Lender not later than five days prior to the date of the proposed Loan. Each such notice ("Notice of Advance") shall be substantially in the form of Exhibit B hereto and shall be in an aggregate principal amount of not less than $25,000 or an integral multiple of $5,000 in excess thereof. Each Notice of Advance shall be irrevocable and binding on Borrower.

         2.3. Repayment. Borrower shall repay the entire unpaid principal amount of the Loans on the Maturity Date. Borrower shall have the right to prepay without penalty the principal amount of any Loan, and accrued interest thereon, at any time prior to the Maturity Date. All prepayments shall be credited first to unpaid interest and then to unpaid principal.





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         2.4.    Interest.  Borrower shall pay interest on the unpaid principal amount of each Loan from and including the date thereof until the principal amount shall be paid in full at the rate equal to the lesser of (i) the Highest Lawful Rate or (ii) the Base Rate plus 2%; provided, however, that during the continuance of an Event of Default, Loans shall bear interest, payable on demand, equal to the lesser of (i) the Highest Lawful Rate or (ii) 15% per annum. Interest shall be paid in full on the Maturity Date and each other date on which the payment of principal has been made. All computations of interest shall be made by Lender on the basis of a year of 365 days.

         2.5. Place of Payment; Taxes. Any and all payments by Borrower hereunder shall be made in U.S. dollars at the office of Lender set forth herein (or as otherwise advised in writing by Lender), free and clear of and without deduction for any and all present or future levies, deductions, stamp or documentary taxes or similar charges or withholdings and all liabilities with respect thereto (excluding taxes measured by the net income or capital of Lender).

         3.      Conditions Precedent.

         3.1. Conditions Precedent to Initial Loan. Except as may be waived by Lender, the obligations of Lender to make the Initial Loan are subject to the satisfaction of the conditions precedent that the Lender shall have received on or before the Closing Date the following:

         (a)     The Note.

         (b) A copy of the resolutions of the board of directors (or equivalent governing body) of Borrower approving the Loan Papers, certified by the Secretary of Borrower.

         (c)     The Security Agreement, duly executed by Borrower.

         (d) A lien search respecting Borrower confirming that the Loans would be secured by a first priority security interest in the assets of Borrower.

         3.2 Additional Conditions Precedent to Subsequent Loans. The obligation of the Lender to make any Loan after the Initial Loan is subject to the condition precedent that no Event of Default is continuing or would result from any Loan being made on such date.

         4. Representations and Warranties. To induce Lender to enter into this Agreement, Borrower represents and warrants to Lender as follows:





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         4.1.    Organization and Good Standing of Borrower.  Borrower is a
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         4.2. Power and Authority; Licenses. Borrower has the power and authority and all licenses and permits required by governmental authorities to own, lease and operate its properties and assets, to carry on its business as currently being conducted, and to execute, deliver and perform the Loan Papers. All of the agreements to which Borrower is a party and which are material to the operations of the business as currently being conducted are in full force and effect, and Borrower has complied with such agreements (or non-compliance has been waived) in all material respects. No event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) is reasonably likely to result in the revocation or termination of any such license or authorization or the imposition of any restriction of such a nature as might materially and adversely affect the ownership or operation of Borrower's business as now conducted.

         4.3. Binding Effect. Each of the Loan Papers to which Borrower is a party has been duly authorized, executed and delivered by Borrower, and each is the legal, valid and binding obligation of Borrower enforceable in accordance with its terms except that (i) enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights and
(ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

         4.4. Consents; Compliance with Other Instruments. As of the Closing, Borrower will have obtained all consents, approvals and authorizations from, and has made all filings with, each governmental instrumentality or other agency required as a condition to the execution, delivery and performance of the Loan Papers. Neither the execution and delivery of the Loan Papers by Borrower nor the consummation by it of the transactions contemplated hereby and thereby will violate, breach, be in conflict with, or constitute a default under, or permit the termination or the acceleration of maturity of, or result in the imposition of any Lien upon any property or asset of Borrower pursuant to (i) Borrower's Certificate of Incorporation or Bylaws or (ii) any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan or lease agreement, other agreement or instrument, judgment, order, injunction, or decree by which Borrower is bound, to which it is a party or to which its assets are subject.

         4.5. Merger Agreement. The representations and warranties of Borrower set forth in the Merger Agreement are true and correct in all material respects.

         5. Covenants. From the date hereof until the Maturity Date, Borrower covenants and agrees as follows:





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         5.1.    Merger Agreement Covenants.  Borrower shall remain in
compliance with all of its covenants set forth in the Merger Agreement.

         5.2. Maintenance of Properties. Borrower shall maintain and preserve all of its material properties which are used or useful or necessary in the conduct of its business in good working order and condition. Borrower shall maintain such insurance with responsible and reputable insurance companies in such amounts and covering such risks as is carried by companies engaged in similar businesses or owning similar properties in the same general areas in which Borrower operates. Borrower shall furnish to Lender from time to time such information as may be requested as to such insurance. Upon the request of Lender, Borrower shall also name Lender as an additional insured with respect to such insurance and shall furnish to Lender an insurance certificate or endorsement to such effect.

         5.3. Maintenance of Priority of Lender's Liens. Borrower shall perform such acts and duly authorize, execute, deliver, file and record such additional documents and instruments as Lender may deem reasonably necessary or appropriate to perfect and maintain the Liens in favor of Lender contemplated by the Security Agreement as a first priority Lien in the assets of Borrower.

         5.4. Use of Proceeds. The net proceeds of each loan shall be used for working capital purposes only (which shall not include the repayment of indebtedness of the Borrower other than trade payables).

         6. Events of Default. Should any of the following events (each of which is herein called an "Event of Default") occur, Borrower shall be in default hereunder:

         (a) If the repayment of principal and accrued interest is not made when due hereunder;

         (b) If Borrower shall fail to perform any of its obligations and covenants in any of the Loan Papers and such default is not cured after 10 days' written notice;

         (c) If Borrower's representations and warranties made hereunder were untrue in a material respect when made; or

         (d) If Borrower (X) (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for Borrower a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in a proceeding of the type described in subclauses
(i) through (iv) of this clause (X); or (vi) seeks, consents to, or





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acquiesces in the appointment of a trustee, receiver, or liquidator of
Borrower's or of all or any substantial part of the Borrower's properties; or
(Y) has filed against it a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law and 30 days have expired without dismissal thereof or with respect to which, without the Borrower's consent or acquiescence, a trustee, receiver, or liquidator of the Borrower or of all or any substantial part of the Borrower's properties has been appointed and 30 days have expired without the appointment's having been vacated or stayed, or 30 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

         7. Acceleration of Indebtedness. Upon the occurrence of an Event of Default which is not waived by Lender, the entire unpaid amount of the Loans shall be due and payable in full.

         8.      Miscellaneous.

         (a) The headings, captions and arrangements used in the Loan Papers, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of the Loan Papers, nor affect the meaning thereof.

         (b) Any notice, consent, demand, request, approval or other communication to be given hereunder by any party to another shall be deemed to have been duly given if given in writing and personally delivered or sent by overnight delivery service, telegram, facsimile transmission, telex or United States mail, registered or certified, postage prepaid, with return receipt requested, to the addresses of the parties set forth in the Merger Agreement. Notice so given shall be in the manner provided in the Merger Agreement.

         (c) The Loan Papers are intended to be performed in the State of Texas, and the laws (other than conflict- of-laws provisions thereof) of such State and of the United States of America shall govern the rights and duties of the parties thereto and the validity, construction, enforcement and interpretation of this Agreement, except to the extent otherwise specified therein.

         (d) If any provision in the Loan Papers is held to be illegal, invalid or unenforceable, such provision shall be fully severable; the applicable Loan Paper shall be construed and enforced as if such provision had never comprised a part thereof; and the remaining provisions thereof shall remain in full force and effect and shall not be affected by such provision or by its severance therefrom.

         (e) THE LOAN PAPERS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES OR





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ANY TERM SHEETS BETWEEN BORROWER AND LENDER (ALL THE TERMS AND CONDITIONS OF
WHICH ARE SUPERSEDED BY THE LOAN PAPERS). THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

         (f) Except as otherwise specifically provided, the Loan Papers may only be amended by an instrument in writing executed jointly by Borrower and Lender and supplemented only by documents delivered or to be delivered in accordance with the express terms thereof.

         (g) This Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which constitute, collectively, one agreement.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                                        VOICE PROCESSING CORPORATION


                                        By:
                                           -------------------------------------

                                        VOICE CONTROL SYSTEMS, INC.


                                        By:
                                           -------------------------------------





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                                                                       EXHIBIT A
                        REVOLVING CREDIT PROMISSORY NOTE


                                  July 9, 1996


         FOR VALUE RECEIVED, the undersigned, Voice Processing Corporation ("Maker"), promises to pay to the order of Voice Control Systems, Inc. ("Payee"), at such place as the holder hereof may designate from time to time, in lawful money of the United States of America, Loans in an aggregate amount not to exceed at any one time outstanding the "Maximum Commitment" set forth under the hereinafter defined Agreement or under the other Loan Papers, together with interest, as hereinafter described.

         This Revolving Credit Promissory Note evidences Loans made pursuant to, and has been executed and delivered under, and is subject to the terms and conditions of, that certain Loan Agreement (as hereafter amended, modified, supplemented, renewed, extended, restated, substituted or replaced, the "Agreement") dated as of July 9, 1996, between Maker and Payee. Unless otherwise defined herein or unless the contexts hereof requires, each term used herein with its initial letter capitalized has the meaning given to such term in the Agreement. Reference is made to the Agreement and the other Loan Papers for certain provisions affecting this Revolving Credit Note, including those relating to the security for the payment hereof.

         Principal of and interest on this Revolving Credit Promissory Note shall be due and payable in the manner specified in the Agreement. Maker may prepay the full amount or any part of this Note at any time and from time to time without notice and without the payment of any premium, fee, or penalty.

         All payments due to Lender hereunder shall be made at the place, in the type of money and funds, and in the manner specified in the Agreement.

         If this Note or any instrument securing the payment of this Note is given to an attorney for collection or enforcement, or if suit is brought for collection or enforcement, or if it is collected or enforced through probate, bankruptcy, or other judicial proceeding, then Maker shall pay Payee all costs of collection and enforcement, including reasonable attorneys' fees and court costs, in addition to other amounts due.

         Except as set forth herein, the Maker expressly waives all notices, demands for payment, presentations for payment, notices of intention to accelerate maturity, protest and notice of protest, and any other notices of any kind as to this Note and as to each, every and all installments or part payments thereof.

         It is the intention of the parties to comply with all applicable laws. Accordingly, it is agreed that, notwithstanding any provisions to the contrary in this Note, interest
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on the debt evidenced by this Note shall not exceed the maximum amount of nonusurious interest that may be contracted for, taken, reserved, charged or received under law; any interest in excess of that maximum amount shall be credited on the principal of the debt or, if that has been paid, refunded. On any acceleration or required or permitted prepayment, any such excess shall be cancelled automatically as of the acceleration or prepayment or, if already paid, credited on the principal of the debt or, if the principal of the debt has been paid, refunded. This provision overrides and supersedes other provisions in this and all other instruments concerning the debt. It is further agreed that, without limitation of the foregoing, all calculations of the rate of interest contracted for, charged, or received under this Note which are made for the purpose of determining whether such rate exceeds the maximum lawful rate of interest shall be made, to the extent permitted by applicable law, by amortizing, prorating, allocating, and spreading in equal parts during the period of the full term of the indebtedness evidenced hereby all interest at any time contracted for, charged, or received from Maker or otherwise by the holder or holders hereof in connection with such indebtedness.

         THIS REVOLVING PROMISSORY CREDIT NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, AND THE LAWS (OTHER THAN CONFLICT OF LAWS PROVISIONS THEREOF) OF SUCH STATE AND OF THE UNITED STATES OF AMERICA SHALL GOVERN THE RIGHTS AND DUTIES OF THE PARTIES HERETO AND THE VALIDITY, CONSTRUCTION, ENFORCEMENT AND INTERPRETATION OF THIS REVOLVING CREDIT PROMISSORY NOTE.

         EXECUTED as of the day and year first above written.


                                        MAKER:

                                        Voice Processing Corporation


                                        By:
                                           -------------------------------------





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